Rule 424(b)(3)
SEC File No. 333-34364
Supplement to Prospectus dated May 9, 2000

[YAHOO LOGO]

    Thank you for requesting information regarding Yahoo! Inc.'s Direct Stock Purchase Plan, Yahoo! StockDirect.

    On October 17, 2000, StockPower Inc., an online investor services company, ceased providing services to its customers. Prior to October 17, 2000, we offered investors the ability to participate in Yahoo! StockDirect through StockPower and the StockPower World Wide Web site (www.stockpower.com). Through the StockPower service, investors who enrolled with StockPower could also review and manage their Yahoo! StockDirect account online. As a result of StockPower ceasing to do business, participants in Yahoo! StockDirect will no longer be able to effect transactions, or review and manage their accounts, online. Accordingly, all references to StockPower in our Prospectus dated May 9, 2000 and the ability to conduct transactions, and review and manage accounts, online through the StockPower service should be deemed to be deleted from the Prospectus.

    All of the terms of Yahoo! StockDirect are as described in the Prospectus or incorporated by reference therein.

    The date of this Prospectus Supplement is October 27, 2000.